Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated September 2, 2011 (November 14, 2011 as to Notes 17 and 19) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to PBF Holding Company LLC and subsidiaries being in development stage prior to December 17, 2010) relating to the combined and consolidated financial statements of PBF Holding Company LLC and subsidiaries (combined and consolidated with PBF Investments LLC and affiliates) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

November 14, 2011